UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 1, 2017

Square, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37622	80-0429876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1455 Market Street, Suite 600

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 375-3176

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2017, the board of directors (the “Board”) of Square, Inc. (the “Company”) increased the size of the Board to eleven directors and appointed Anna Patterson to the Board as a Class I director and as a member of the Audit and Risk Committee.

Ms. Patterson, age 52, has served as Founder and Managing Partner at Gradient Ventures, Google’s artificial intelligence-focused venture fund, since April 2017 and as a Vice President of Engineering at Google since September 2010. Prior to that, from January 2007 to September 2010, Ms. Patterson served as Co-Founder and President at Cuil, and from February 2004 to January 2007, as Director of Engineering at Google. There is no arrangement or understanding between Ms. Patterson and any other persons pursuant to which Ms. Patterson was appointed as a director. Furthermore, there are no family relationships between Ms. Patterson and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Patterson will receive the Company’s standard remuneration for non-employee directors in accordance with the Company’s Outside Director Compensation Policy, as described in the proxy statement relating to the Company’s 2017 annual meeting of stockholders. Ms. Patterson has also executed the Company’s standard form of indemnification agreement.

A copy of the press release announcing Ms. Patterson’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQUARE, INC.

By:	/s/ Jason S. Gao
Jason S. Gao
Assistant Secretary

Date: November 2, 2017